UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2007

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.

On November 14, 2007, CSG Systems International, Inc. (“CSG”), made the following changes to CSG’s executive management team and Board of Directors:

Edward C. Nafus:

Effective December 28, 2007, Edward C. Nafus, CSG’s current Chief Executive Officer (“CEO”) and President, will retire from employment with CSG. Mr. Nafus, 67, will continue to serve as a member of CSG’s Board of Directors, with his current Board term running through mid-2010. As a result, effective upon his retirement from employment, Mr. Nafus will begin to be compensated only as a non-employee director. It has not yet been determined to what committees of the Board of Directors, if any, Mr. Nafus will be named.

Retirement from CSG. In conjunction with his retirement, CSG expects to enter into an employment separation agreement with Mr. Nafus, with the key terms summarized directly below. Once executed, a copy of this agreement will be filed with an amended 8-K.

•	Mr. Nafus will end his employment with CSG effective December 28, 2007. Therefore, he will no longer serve as an executive officer of CSG as of that date.

•

Mr. Nafus will be paid his regular base salary through his retirement date. However, pursuant to the terms of CSG’s Performance Bonus Program, Mr. Nafus will not be entitled to his 2007 cash incentive bonus as he will not be employed on the last calendar day of 2007, which is a condition necessary to receive such bonus. Mr. Nafus’ potential 2007 incentive bonus at his 100% target level would have been $600,000.

•	CSG will accelerate the vesting of 102,500 shares of restricted stock previously granted to Mr. Nafus by CSG. Of the 102,500 shares of unvested restricted stock:

•	17,500 shares were scheduled to vest on January 10, 2008,

•	72,500 shares would have vested automatically if Mr. Nafus was to have voluntarily retired from employment with CSG after March 31, 2008, and

•	12,500 shares were subject to possible vesting in the first quarter of 2008 upon the achievement of certain predetermined performance criteria, as outlined in the restricted stock award agreements.

•

In consideration of his past service, his participation in the search for his successor, his assistance in the transition of his successor, and his agreement to retire on December 28, 2007, Mr. Nafus is expected to receive a one-time cash payment of $1.9 million. This one-time cash payment is conditioned upon Mr. Nafus entering into the employment separation agreement referred to above.

The net financial impact of Mr. Nafus’ retirement to CSG is expected to be approximately $0.02 per diluted share for the fourth quarter of 2007, which was not previously included in CSG’s fourth quarter and annual 2007 financial guidance issued on October 23, 2007. This net impact considers the difference between the costs that were previously anticipated by CSG in the fourth quarter related to Mr. Nafus’ continued employment, versus the cost resulting from the benefits provided upon his retirement, as outlined above.

Peter E. Kalan:

Effective December 29, 2007, Peter E. Kalan, CSG’s current Executive Vice President of Business and Corporate Development, will become the CEO and President of CSG.

In addition, effective November 14, 2007, the CSG Board of Directors approved that: (i) the number of directors of CSG be increased from eight to nine; (ii) that the number of Class III directors of CSG be increased to three; and (iii) Mr. Kalan be named as a Class III director of CSG to fill the vacancy created by the increase in the number of Class III directors of CSG. Mr. Kalan’s Board term runs through mid-2009. As an employee-director, Mr. Kalan will not serve on any committees of the Board of Directors.

Mr. Kalan, 48, joined CSG in January 1997, was named Chief Financial Officer in October 2000, was promoted to Executive Vice President in 2004, and was named Executive Vice President of Business and Corporate Development in April 2006. Prior to joining CSG, Mr. Kalan was Chief Financial Officer at Bank One, Chicago, and between 1985 and 1996 held numerous other financial management positions with Bank One in Texas and Illinois.

In conjunction with his change in responsibilities, CSG expects to enter into an amendment to Mr. Kalan’s employment agreement. Once executed, a copy of this amendment to Mr. Kalan’s employment agreement will be filed with an amended 8-K.

Mr. Kalan does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the changes to CSG’s executive management team and Board of Directors is attached to this Form 8-K as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of CSG Systems International, Inc. dated November 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy R. Wiese
Randy R. Wiese,
Chief Financial Officer and
Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated November 20, 2007

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